EXHIBIT 10.3

REPUBLIC BANCORP, INC.

CASH BONUS PLAN FOR ACQUISITIONS

1.           Purpose. The purpose of this Republic Bancorp, Inc. Cash Bonus Plan For Acquisitions (the “Bonus Plan”) is to set forth the terms and conditions of financial rewards for the job performance of associates of Republic Bancorp, Inc. (the “Company”) who materially participate in the negotiation, consummation, transition and long-term profitability of acquisitions, whether through an asset purchase, stock purchase, merger or other corporate transaction. The Company may engage in a number of acquisitions from time-to-time, and each acquisition may have a Bonus Pool, as defined, subject to the Bonus Plan.

2.           Definitions. In addition to the terms defined in Section 1 above and elsewhere in the Bonus Plan, the following capitalized terms used in the Bonus Plan have the following meanings:

(a)           “Affiliate” means a corporation or other entity that directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with the Company. For purposes of the Bonus Plan, an ownership interest of more than fifty percent (50%) shall be deemed to be a controlling interest.

(b)           “Board” means the Company’s Board of Directors.

(c)           “Bonus Award” means, with respect to any Participant, for any Performance Period, the amount of the Target Award Opportunity for that Participant for the Performance Period that has been earned and that is payable with respect to the Participant in accordance with the terms of the Bonus Plan.

(d)           “Bonus Pool” means, with respect to each acquisition, an amount not to exceed $2,000,000, with the maximum amount of each such pool up to the cap of $2,000,000 to be determined by the Company’s chief executive officer within 60 days of the closing of each acquisition.

(e)           “Committee” means the Compensation Committee of the Board; provided, however, the “Committee” shall also mean for all purposes in the Bonus Plan those officers and employees of the Company with authority to grant and determine cash bonuses as delegated by the Compensation Committee of the Board; provided, however, that in no event shall any individual have the authority to grant or determine an award under the Bonus Plan with respect to himself or herself.

(f)            “Participant” means a person who has been granted a Target Award Opportunity or Bonus Award under the Bonus Plan which remains outstanding.

(g)           “Performance Criteria” means such criteria as determined by the Committee and may include one or more of the following criteria:  (a) successful branch consolidations and core system conversions; (b) a limitation of any losses resulting from operational errors to less than a discretionary dollar amount as determined by the chief executive officer; (c) operating profit (gross or net); (d) earnings including operating income, net operating income, earnings before or after taxes, earnings before or after interest, depreciation, amortization, or extraordinary or special items, or book value per share (which may exclude nonrecurring items) or net earnings; (e) pre-tax income or after-tax income or pre-tax profits or after-tax profits; (f) revenue, revenue growth or rate of revenue growth; (g) return on assets (gross or net), return on investment (including cash flow return on investment), return on capital (including return on total capital or return on invested capital), or return on equity; (h) returns on sales or revenues; (i) operating expenses; (j) cash flow (before or after dividends), free cash flow, cash flow return on investment (discounted or otherwise), net cash provided by operations, cash flow in excess of cost of capital or cash flow per share (before or after dividends); (k) implementation or completion of critical projects or processes; (l) operating margin or profit margin; (m) cost targets, reductions and savings, productivity and efficiencies; (n) strategic business criteria, consisting of one or more objectives based on meeting specified market penetration, geographic business expansion, customer satisfaction, employee satisfaction, human resources management, supervision of litigation and other legal matters, information technology, and goals relating to budget comparisons; (o) personal professional objectives, including any of the foregoing performance targets, the implementation of policies and plans, the negotiation of transactions, and the development of long-term business goals; (p) improvement in or attainment of expense levels or working capital levels; (q) operating portfolio metrics, or (r) any combination of, or a specified increase in, any of the foregoing.  Where applicable, the performance targets may be expressed in terms of attaining a specified level of the particular criteria or the attainment of a percentage increase or decrease in the particular criteria, all as determined by the Committee.  The performance targets may include a threshold level of performance below which no payment will be made, levels of performance at which specified payments will be made, and a maximum level of performance above which no additional payment will be made.  Each performance target shall be determined in accordance with generally accepted accounting principles, if applicable, and shall be subject to certification by the Committee; provided that the Committee shall have the authority to adjust such targets in recognition of extraordinary items or other items that may not be infrequent or unusual but which may have inconsistent effects on performance.

(h)           “Performance Period” means the measurement period for determining the Target Award Opportunity.

(i)           “Target Award Opportunity” means, with respect to any Participant, the amount of a Bonus Award that the Participant potentially may earn in respect of a specified Performance Period or multiple Performance Periods up to three years.  A Target Award Opportunity constitutes a conditional right to receive a Bonus Award.

3.           Administration.

(a)           Authority of the Committee. The Bonus Plan shall be administered by the Committee, which shall have full and final authority and discretion, in each case subject to and consistent with the provisions of the Bonus Plan and any applicable laws or regulations, to:

(i)           select eligible employees of the Company and its Affiliates to become Participants;

(ii)           grant Target Award Opportunities and Bonus Awards under the Bonus Plan;

(iii)           prescribe documents setting forth the terms of Target Award Opportunities and Bonus Awards, if any (which award documents need not be identical for each Participant or each Bonus Award), amendments thereto, and rules and regulations for the administration of the Bonus Plan;

(iv)           conclusively construe and interpret the Bonus Plan and Bonus Award documents, if any, and correct defects, supply omissions or reconcile inconsistencies therein; and

(v)           make all other decisions and determinations as the Committee may deem necessary or advisable for the administration of the Bonus Plan.

(b)           Committee Determinations. Decisions of the Committee with respect to the administration and interpretation of the Bonus Plan shall be final, conclusive, and binding upon all persons interested in the Bonus Plan.

(c)           Manner of Exercise of Committee Authority. The express grant of any specific power to the Committee, and the taking of any action by the Committee, shall not be construed as limiting any power or authority of the Committee.

(d)           Delegation of Authority. The Committee may delegate to one or more officers or employees of the Company or any Affiliate, or committees thereof, the authority, subject to such terms as the Committee shall determine, to perform such functions, including administrative functions and all functions set forth in subsection 3(a) above, as the Committee may determine, except that the Committee may not delegate authority to an officer or employee to grant a Bonus Award or otherwise make determinations with respect to the officer or employee to whom the authority is delegated.

(e)           Limitation of Liability. The Committee and each member thereof (including any individual acting as the Committee), and any person acting pursuant to authority delegated by the Committee, shall be entitled, in good faith, to rely or act upon any report or other information furnished by any executive officer, other officer or employee of the Company or an Affiliate, the Company’s independent auditors, consultants or any other agents assisting in the administration of the Bonus Plan.  Members of the Committee, any person acting pursuant to authority delegated by the Committee, and any officer or employee of the Company or an Affiliate acting at the direction or on behalf of the Committee or a delegatee shall not be personally liable for any action or determination taken or made in good faith with respect to the Bonus Plan, and shall, to the fullest extent permitted by law and the Company’s bylaws, be fully indemnified and protected by the Company with respect to any such action or determination.

4.           Granting of Target Award Opportunities and Earning of Bonus Awards.

(a)           Granting of Target Award Opportunities. The Committee shall select employees to participate in the Bonus Plan and designate the Performance Period of such participation. The Committee shall designate, for each such Participant, the Target Award Opportunity such Participant may earn for such Performance Period and any conditions to the earning of such Target Award Opportunity or portions thereof.  Target Award Opportunities will be denominated in cash and Bonus Awards will be payable in cash.  For each acquisition, the aggregate amount of Target Award Opportunities shall not exceed the amount of the Bonus Pool as determined by the Company’s chief executive officer.

(b)           Determination of Bonus Award. During the year following a Performance Period, within a reasonable time after the end of such Performance Period and after financial results for the Performance Period have become available (but not later than March 15th of the following year for any portion of a Bonus Award for which the substantial risk of forfeiture lapsed during the Performance Period), the Committee will determine the extent to which each Participant’s Target Award Opportunity for the Performance Period has been earned and the amount of the Bonus Award payable with respect to such Participant related to the Target Award Opportunity for such Performance Period.  The Committee may, in its sole and absolute discretion, increase or reduce the amount of a Bonus Award or cancel a Bonus Award. Unless otherwise specifically determined by the Committee (or as otherwise specifically provided under a separate agreement, plan or policy conferring rights on the Participant), the Bonus Award shall be deemed earned and vested only at the time, and to the extent, that the Committee makes the determination pursuant to this subsection 4(b) and only with respect to a Participant who remains employed at the Company or an Affiliate and in good standing at the time of the determination, and no Participant has a legal right to receive a Bonus Award until such determination has been made.

(c)           Written Determinations. Determinations by the Committee under this Section 4, including Target Award Opportunities and the amount of any Bonus Award earned shall be recorded in writing. With regard to Bonus Awards, the Committee will certify, before payment of each such Bonus Award granted to a Participant, that the Bonus Award (and any related Target Award Opportunity) has been earned and other material terms upon which earning of the Bonus Award was conditioned, including the applicable Performance Criteria and performance targets have been satisfied.

(d)           Other Terms of Target Award Opportunities and Bonus Awards. Subject to the terms of this Bonus Plan, the Committee may specify the circumstances under which Target Award Opportunities and Bonus Awards shall be paid or forfeited in the event of a change in control, termination of employment or other event before the end of a Performance Period or payment of a Bonus Award.  All Bonus Awards under the Bonus Plan are subject to the Company’s recoupment or clawback policies as in effect from time to time.

(e)           Adjustments. The Committee is authorized to make adjustments in the terms and conditions of, and the criteria included in, Target Award Opportunities in recognition of unusual or nonrecurring events, including acquisitions and dispositions of businesses and assets, affecting the Company and any Affiliate or other business unit, or the financial statements of the Company or any Affiliate, or in response to changes in applicable laws, regulations, accounting principles, tax rates and regulations or business conditions or in view of the Committee’s assessment of the business strategy of the Company, any Affiliate or business unit thereof, economic and business conditions, personal performance of a Participant, and any other circumstances deemed relevant.

5.           Payment of Bonus Awards.

(a)           Payment of Bonus Award. Any Bonus Award shall be paid by the Company promptly after the date of determination by the Committee under subsection 4(b) hereof but in no event later than March 15th of the year following the end of the Performance Period to which the Bonus Award relates, except that, in the case of any Bonus Award or portion thereof subject to a substantial risk of forfeiture extending into that following year, the Bonus Award may be paid at any time during such following year.

(b)           Tax Withholding. The Company and its Affiliates shall deduct from any payment of a Participant’s Bonus Award or from any other payment to the Participant, including wages, any Federal, state, or local withholding or other tax or charge which is then required to be deducted under applicable law with respect to the Bonus Award.

(c)           Non-Transferability. A Target Award Opportunity, any resulting Bonus Award, and any other right hereunder shall be non-assignable and nontransferable, and shall not be pledged, encumbered, or hypothecated to or in favor of any party or subject to any lien, obligation or liability of the Participant to any party other than the Company or an Affiliate.

6.           General Provisions.

(a)           Amendment and Termination. The Compensation Committee may at any time amend, alter, suspend, discontinue or terminate this Bonus Plan, and such action shall not be subject to the approval of the Company’s stockholders or Participants; provided, however, that any amendment to the Bonus Plan beyond the scope of the Compensation Committee’s authority shall be subject to the approval of the Board; provided further, that, without the consent of the Participant, no such action shall materially impair the rights of a Participant with respect to a Bonus Award as to which the Committee no longer retains a right to exercise negative discretion to eliminate the payment of the Bonus Award.

(b)           Participant Acceptance of Bonus Plan and Bonus Award Terms. By accepting any Bonus Award or other benefit under the Bonus Plan, a Participant and each person claiming under or through him or her shall be conclusively deemed to have accepted, ratified and consented to any action taken or made under the Bonus Plan by the Company, the Board, the Committee or any other person or committee appointed by the Board, and to have agreed to all terms and conditions under the Bonus Plan and otherwise specified in connection with such Bonus Award.

(c)           Nonexclusivity of the Bonus Plan. The adoption of this Bonus Plan shall not be construed as creating any limitations on the power of the Company, Board or Committee to adopt such other compensation arrangements as it may deem desirable for any Participant or employee, including authorization of annual incentives under other plans and arrangements.

(d)           No Right to Continued Employment. Neither the Bonus Plan, its adoption, its operation, nor any action taken under the Bonus Plan shall be construed as giving any employee the right to be retained or continued in the employ of the Company or any Affiliate, nor shall it interfere in any way with the right and power of the Company or any Affiliate to dismiss or discharge any employee or take any action that has the effect of terminating any employee’s employment at any time.

(e)           Severability. The invalidity of any provision of the Bonus Plan or a document hereunder shall not be deemed to render the remainder of this Bonus Plan or such document invalid.

(f)           Successors. The Bonus Plan shall be binding and inure to the benefit of any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise, and whether or not the corporate existence of the Company continues) to the Company or to the successor to all or substantially all of the business and/or assets of the Company.

(g)           Governing Law. The validity, construction, and effect of the Bonus Plan and any rules and regulations or document hereunder, to the extent not otherwise governed by the Code or the laws of the United States, shall be determined in accordance with the laws of the Commonwealth of Kentucky, without giving effect to conflict of law principles.

(h)           Effective Date of Bonus Plan. The Bonus Plan is effective as of November 7, 2012.

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